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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share

            Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively (in thousands, except per share data).

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
                                               FOR THE THREE MONTHS ENDED
                                                       MARCH 31,
                                                   2006         2005
                                               -----------   ------------
Net Earnings                                   $    18,910   $     19,778
Average common shares outstanding                   63,367         61,459
Net earnings per share - basic                 $      0.30   $       0.32
Average common share equivalents outstanding        64,181         63,899
Net earnings per share - diluted               $      0.29   $       0.31
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